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                                                                          EX 3.3

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                            SUPREMA SPECIALTIES, INC.


                under Section 805 of the Business Corporation Law



         The undersigned, being the President of Suprema Specialties, Inc. (the "Corporation"), hereby certifies:

         1. The name of the Corporation is Suprema Specialties, Inc.

         2. The certificate of incorporation was filed by the Department of State on August 1, 1983.

         3. Article 4 of the certificate of incorporation, which refers to the authorized shares of the Corporation, is hereby amended to increase the aggregate number of shares of Common Stock which the corporation shall have authority to issue from 10,000,000 shares of common stock, par value $.01 each, and 2,500,000 shares of preferred stock, par value $.01 each, to 50,000,000 shares of common stock, par value $.01 each, and 2,500,000 shares of preferred stock, par value $.01 each.


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         4. To effectuate the foregoing, the first paragraph of Article 4 of the certificate of incorporation, which refers to the authorized shares of the Corporation, is hereby amended in its entirety to read as follows:

         "4. The aggregate number of shares which the Corporation shall have the authority to issue is fifty two million five hundred thousand (52,500,000) shares, par value $.01 each, of which fifty million (50,000,000) shares are classified as Common Stock and two million five hundred thousand (2,500,000) shares are classified as Preferred Stock."


         5. The foregoing amendment of the Certificate of Incorporation was authorized by the unanimous vote of the Board of Directors, followed by the vote of the holders of a majority of the outstanding shares entitled to vote thereon at a meeting of the shareholders.

         IN WITNESS WHEREOF, I have duly signed this Certificate of Amendment this 2nd day of May, 2001.

                                                SUPREMA SPECIALTIES, INC.


                                                By: /s/ Mark Cocchiola
                                                    ----------------------------
                                                    Mark Cocchiola, President